                                                                    EXHIBIT 8(b)



                            PARTICIPATION AGREEMENT

                                     Among

                             CALVERT GROUP, LTD.,

                          CALVERT DISTRIBUTORS, INC.,

                          ACACIA CAPITAL CORPORATION

                                      And

               FIRST PROVIDIAN LIFE AND HEALTH INSURANCE COMPANY

                               Table of Contents

Section         Description                         Page
-------         -----------                         ----

1               Sales of Fund Shares..............     1

2               Proxy Solicitations and Voting....     3

3               Representations and Warranties....     4

4               Contracts, Sales Material and
                 Information......................     9

5               Fees and Expenses.................    12

6               Indemnification...................    13

7               Potential Conflicts...............    22

8               Term and Termination..............    26

9               Notices...........................    29

10              Miscellaneous.....................    29

     THIS PARTICIPATION AGREEMENT is made and entered into as of the close of business as of the 11th day of November, 1996, by and among First Providian Life and Health Insurance Company ("Company"), on its own behalf and on behalf of First Providian Life and Health Insurance Company Separate Account C, a segregated asset account of the Company ("Account"), Calvert Group, Ltd. ("Sponsor"), Acacia Capital Corporation ("Fund") and Calvert Distributors, Inc. ("Underwriter") (collectively, "Parties").

     For good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Company, Sponsor, Underwriter and Fund intending to be legally bound, hereby agree as follows:

1.   Sales of Fund Shares

     1.1 Fund shares shall be sold on behalf of the Fund by Underwriter and purchased by Company for Account for the appropriate subaccount thereof at the net asset value next computed after receipt by Fund or its designee of each order of Account or its designee, in accordance with the procedures contained in Exhibit A hereto, and the provisions of this Agreement, the then current prospectuses of Fund and the variable annuity contracts that use Fund as an underlying investment medium (the "Contracts"), and the Contracts. Company may purchase Fund shares for its own account subject to (a) receipt of prior written approval by Sponsor; and (b) such purchases being in accordance with the then current prospectuses of Fund and the Contracts. Orders or payments for shares purchased will be sent by the Company promptly to Fund and will be made payable in a manner acceptable to Company which has been reasonably established from time to time by Fund for receipt of such payments.

     1.2 Fund will redeem the shares when requested by the Company in accordance with the procedures contained in Exhibit A. Fund may make payment in the manner established from time to time by Fund. In no event shall payment be delayed for a greater period than permitted by the Investment Company Act of 1940 or the rules, orders or regulations thereunder (the "1940 Act"). The Board of Directors of Fund ("Directors") may refuse to sell shares of any particular portfolio of Fund ("Portfolio") to any person, or suspend or terminate the offering of shares of Fund if such action is required by law or by regulatory authorities having jurisdiction.

     1.3 Company agrees to purchase and redeem the shares of Fund in accordance with the provisions of this Agreement, of the Contracts and of the then current prospectuses for the Contracts and Fund. Except as necessary to implement transactions initiated by purchasers of Contracts ("Owners"), or as otherwise permitted or required by state and/or federal laws or regulations, Company shall not redeem Fund shares attributable to the Contracts.

     1.4 Issuance and transfer of Fund shares will be by book entry only. Stock certificates will not be issued to Company or Account. Shares of the Fund ordered from

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Underwriter will be recorded in the appropriate book entry titles for Account.

     1.5 Fund shall furnish prompt notice followed by written confirmation to Company or its delegates of any income, dividends or capital gain distributions payable on the Fund's shares. Company hereby elects to receive all such dividends and distributions as are payable on shares of a Portfolio in additional shares of that Portfolio, provided that Company continues to receive in cash any mortality and expense charges which are due to Company. Fund shall promptly notify Company or its delegates of the number of shares so issued as payment of such dividends and distributions.

     1.6 Fund shall make the net asset value, dividends, and capital gains payable per share (if any) for Fund available to Company or its delegates by 6:00 p.m. Louisville (Eastern Standard) time on each business day of Fund. The form of communication of this information should be written or sent electronically.

2.   Proxy Solicitations and Voting

     2.1 Except as may be required by applicable law, Sponsor and Fund agree that the terms on which Fund shares are offered to Account will not be materially altered without the prior written consent of Company, which consent will not be unreasonably withheld, during any period in which Fund shares are held by Account.

     2.2  The Company shall:

          (i)   solicit voting instructions from Owners;

          (ii) vote Fund shares in accordance with instructions received from Owners; and

          (iii) vote Fund shares for which no instructions have been received as certified in writing by Sponsor, as well as shares attributable to it, in the same proportion as Fund shares for which instructions have been received from Owners, so long as and to the extent that the Securities and Exchange Commission (the "SEC") continues to interpret the 1940 Act to require pass-through voting privileges for various contract owners.

     2.3 Fund will comply with all provisions of the 1940 Act requiring voting by shareholders. Further, Fund will act in accordance with the SEC's interpretation of the requirements of Section 16(a) with respect to elections of Directors and with whatever rules the SEC may promulgate with respect thereto.

3.   Representations and Warranties

     3.1 Company represents and warrants that it is an insurance company duly organized and in good standing under the laws of New York and that it has legally and validly established Account prior to any issuance or sale thereof as a segregated asset account under the laws of New York and that Company has and will maintain the capacity to issue all

Contracts that may be sold; and that it is properly licensed, qualified and in good standing to sell the Contracts in all the jurisdictions in which Parties agree that the Contracts are to be offered or sold.

     3.2 Company represents and warrants that the Contracts are or will be registered under the Securities Act of 1933, as amended (the "1933 Act").

     3.3 Company represents and warrants that it has registered Account as a unit investment trust in accordance with the provisions of the Investment Company Act of 1940 (the "1940 Act") to serve as a segregated investment account for the Contracts.

     3.4 Company represents that the Contracts are currently treated as annuity contracts, under applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and that it will use its best efforts to maintain such treatment and that it will notify Underwriter and Fund promptly upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future.

     3.5 Sponsor, Underwriter and Fund represent and warrant that Fund is lawfully established and validly existing under the laws of the State of Maryland and that Fund complies and will comply in all material respects with the 1940 Act.

     3.6 Sponsor, Fund and Underwriter represent and warrant that Fund shares sold pursuant to this Agreement are registered under the 1933 Act and duly authorized for issuance; that Fund shall amend the registration statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares; that Fund and Underwriter will sell such shares in compliance with all applicable federal and state laws; and that Fund is and will remain registered under, and complies and will comply in all material respects with, the 1940 Act. Fund and Underwriter shall register and qualify the shares for sale in accordance with the laws of the various states to the extent required by all applicable federal and state laws.

     3.7 Sponsor and Fund represent and warrant that Fund will invest money from the Contracts in such a manner as to ensure that the Contracts will be treated as variable annuity contracts under the Code and the regulations issued thereunder, and that Fund, Account and each Portfolio will comply with all applicable diversification standards, including, without limitation, Section 817(h) of the Code as amended from time to time and with all applicable regulations promulgated thereunder. Fund agrees to provide Company a statement of each Portfolio's assets as soon as practicable and in any event within 14 days after the end of each calendar quarter, and a statement certifying the Fund's compliance during that fiscal quarter with the diversification requirements and qualification as a regulated investment company. In the event of a breach of this Section 3.7, Fund will take all reasonable steps (a) to notify

Company of such breach and (b) to adequately diversify the Fund so as to achieve compliance with the grace period afforded by Treasury Regulation 1.817-5.

     3.8 Sponsor and Fund represent and warrant that Fund is currently qualified as a Regulated Investment Company under Subchapter M of the Code, and that it will maintain such qualification (under Subchapter M or any successor or similar provision) and that it will promptly notify Company upon having a reasonable basis for believing that it has ceased to so qualify or that it might not so qualify in the future.

     3.9 Sponsor and Fund represent and warrant that Fund's investment policies, fees and expenses are and shall at all times remain in compliance with New York law regarding separate accounts of domestic insurers and with any other applicable state insurance laws of which Company has made them aware in writing at the date hereof. Fund further represents that its operations are and shall at all times remain in material compliance with the laws of the State of Maryland to the extent required to perform this Agreement.

     3.10 Sponsor and Underwriter represent and warrant that Underwriter is and will be a member in good standing of the National Association of Securities Dealers Inc., (the "NASD"), and is and will be registered as a broker-dealer with the SEC. Underwriter further represents that it will sell and distribute Fund shares in accordance with all applicable state and federal laws and regulations, including without limitation the 1933 Act, the Securities Exchange Act of 1934 (the "1934 Act"), the 1940 Act, and state insurance laws. Underwriter represents that its operations are and shall at all times remain in material compliance with the laws of the State of Maryland to the extent required to perform this Agreement.

     3.11 Sponsor and Underwriter represent and warrant that each of them are and will remain duly registered and licensed in all material respects under all applicable federal and state securities and insurance laws and shall perform its obligations hereunder in compliance in all material respects with any applicable state and federal laws.

     3.12 All parties hereto represent and warrant to each other that all of their directors, officers, employees, and investment advisers, and other individuals/entities dealing with the money and/or securities of Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of Fund in an amount not less than the amount required by the applicable rules of the NASD and the federal securities laws. The aforesaid bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company. All parties hereto agree to make all reasonable efforts to see that this bond or another bond containing these provisions is always in effect, and each agrees to notify promptly the other parties hereto in the event that such coverage no longer applies.

4.   Contracts, Sales Material and Information

     4.1 Company shall file the Contracts in all jurisdictions in which it is licensed (the "States") and use its best efforts to secure approval for sale of the Contracts in the States, and Company further agrees to maintain such approvals. It is understood that each party hereto shall make every reasonable effort to make the Contracts available in all applicable states as soon as practical.

     4.2 All sales material prepared by the Company's marketing representative ("Marketer") (currently, Talbott Financial Distributors) will be filed by Company with the appropriate state regulatory authorities as required in the States and Company will use its best efforts to effect prompt review of such material in the States and to provide Marketer with such assistance as Marketer may reasonably require in order to develop sales literature in compliance with the laws and regulations of the States.

     4.3 Company shall promptly inform Underwriter as to the status of all sales literature filings and shall promptly notify Underwriter of all approvals or disapprovals of sales literature filings in the States. Sponsor, Underwriter and Fund shall promptly provide Company with copies of any correspondence and reports of inquiries, meetings and discussions concerning regulation of the Contracts and any Owner complaints respecting the Contracts which any of them receives.

     4.4 Underwriter shall furnish to Company each piece of sales literature or other promotional material in which Company is named at the earliest practical stage of its development. Company commits to comment, approve or disapprove of all proposed advertising within five (5) business days of being requested to do so by Underwriter. All Parties agree to cooperate with the others to facilitate each other's ongoing efforts to comply with all applicable laws and regulations.

     4.5 Except with Company's prior written approval, Underwriter, Fund or Sponsor shall not give any material information or make any material representations on behalf of Company or concerning Company, Account or the Contracts other than the information or representations contained in: (a) a registration statement or prospectus for the Contracts, as amended or supplemented from time to time; (b) published reports for Account which are in the public domain or are approved by Company for distribution to Contract Owners; or (c) sales literature or other promotional material approved by Company.

     4.6 Except to the extent required by applicable law, no Party shall use any other Party's names, logos, trademarks or service marks, whether registered or unregistered, without the prior consent of such Party.

     4.7 Underwriter, Fund or Sponsor will provide to Company at least one complete copy of all registration statements, prospectuses, Statements of Additional

Information, reports, proxy statements, solicitations for voting instructions, sales literature and other promotional materials involving Company or the Contracts, applications for exemptions, requests for no action letters, and all amendments to any of the above, that relate to Fund or its shares, (a) in draft form prior to the filing of such document with the SEC or other regulatory authorities with reasonable time allowed for Company to provide Fund with its comments and (b) in final form as filed with the SEC, the NASD and other regulatory authorities.

     4.8 Company will provide to Sponsor and Fund at least one complete copy of all registration statements, prospectuses, Statements of Additional Information, reports, solicitations for voting instructions, sales literature and other promotional materials, applications for exemptions, requests for no action letters and all amendments to any of the above, that relate to the Contracts,
(a) in draft form prior to the filing of such document with the SEC, with reasonable time allowed for Sponsor to provide Company with its comments and (b) in final form as filed. If requested by Sponsor in lieu thereof, Company shall provide such documentation (including a final copy of the new prospectus) and other assistance as is reasonably necessary in order for Sponsor once each year (or more frequently if the prospectus for Company is amended) to have the prospectus for the Contracts and Fund's prospectus printed together in one document.

     4.9 For purposes of this Section 4, the phrase "sales literature or other promotional material" shall be construed in accordance with all applicable securities laws and regulations.

     4.10 To the extent required by applicable law, including the administrative requirements of regulatory authorities, or as mutually agreed between Company and Underwriter, Company reserves the right to modify any of the Contracts in any respect whatsoever. Company reserves the right in its sole discretion to suspend the sale of any of the Contracts, in whole or in part, to accept or reject any application for the sale of a Contract, or to add additional funds to the Contract. Company agrees to notify the other Parties promptly upon the occurrence of any event Company believes might necessitate a material modification of the Contracts or suspension of Contract sales.

     4.11 Parties agree to review the Contracts and Fund during the last calendar quarter of each year for possible changes and will make their personnel reasonably available for this purpose.

5.   Fees and Expenses

     5.1 Fund or Sponsor shall bear the cost of registration and qualification of Fund's shares; preparation and filing of Fund's prospectus and registration statement, proxy materials and reports including postage; preparation of all other statements and notices relating to Fund, Underwriter or Sponsor required by any federal or state law; payment of all applicable fees, including, without limitation, all fees due under Rule 24f-2 relating to Fund; all taxes on the issuance or transfer of Fund's shares on the Fund's records; and all market losses associated with redemption of Fund shares during the Contracts' "free look" period.

     5.2 Company represents and warrants that Contracts are registered under the 1933 Act, and that Account is registered as a unit investment trust in accordance with the 1940 Act. Company shall bear the expenses for the costs of preparation and filing of Company's prospectus and registration statement with respect to the Contracts; preparation of all other statements and notices relating to Account or the Contracts required by any federal or state law; payment of all applicable fees, including, without limitation, all fees due under Rule 24f-2 relating to the Contracts; all costs of drafting, filing and obtaining approvals of the Contracts in the various states under applicable insurance laws; filing of annual reports on form N-SAR, and all other costs associated with ongoing compliance with all such laws and its obligations hereunder.

6.   Indemnification

     6.1  Indemnification By Company

          6.1(a) Company agrees to indemnify and hold harmless Fund, Sponsor and Underwriter and each of their directors, officers, employees and agents, and each person, if any, who controls any of them within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified

Parties" for purposes of this Section 6.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of Company), and expenses (including reasonable legal fees and litigation and other expenses), to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities and expenses:

                    (i) arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the registration statement, prospectus or sales literature for the Contracts or contained in the Contracts or sales literature (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this paragraph 6.1(a) shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with written information furnished to Company by or on behalf of Fund, Underwriter or Sponsor for use in the registration statement or prospectus for the Contracts or in the Contracts or sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Fund shares; or

                    (ii) arise out of, or as a result of, statements or representations or wrongful conduct of Company or persons under its control, with respect to the sale or distribution of the Contracts or Fund shares; or

                    (iii) arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, or sales literature covering the Fund or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, if such a statement or omission was made in reliance upon written information furnished to Fund, Sponsor or Underwriter by or on behalf of Company; or

                    (iv) arise out of, or as a result of, any failure by Company or persons under its control to provide the services and furnish the materials contemplated under the terms of this Agreement; or

                    (v) arise out of, or result from, any material breach of any representation and/or warranty made by Company or persons under its control in this Agreement or arise out of or result from any other material breach of this Agreement by Company or persons under its control;

as limited by and in accordance with the provisions of sections 6.1(b) and 6.1(c) hereof.

     6.1(b) Company shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or expenses to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations or duties under this Agreement, whichever is applicable, or to the extent of such Indemnified Party's negligence.

     6.1(c) Company shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified Company in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify Company of any such claim shall not relieve Company from any liability which it may have to the Indemnified Party otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, Company shall be entitled to participate, at its own expense, in the defense of such action. Company also shall be entitled to assume and to control the defense thereof. After notice from Company to such Indemnified Party of Company's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and Company will not be liable to such Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by such Indemnified Party independently in connection with the defense thereof other than reasonable costs of investigation.

     6.1(d) The Indemnified Parties will promptly notify Company of the commencement of any litigation or proceedings against them in connection with the issuance or sale of Fund shares or the Contracts or the operation of Fund.

     6.2  Indemnification by Sponsor, Underwriter and Fund

          6.2(a) Sponsor, Underwriter and Fund agree to indemnify and hold harmless Company and each of its directors, officers, employees and agents and each person, if any, who controls Company within the meaning of Section 15 of

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the 1933 Act (collectively, the "Indemnified Parties" for purposes of this
Section 6.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of Underwriter), and expenses (including reasonable legal fees and litigation and other expenses) to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities and expenses:
                    (i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or prospectus or sales literature of Fund (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this section 6.2(a) shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with written information furnished to Sponsor, Underwriter or Fund by or on behalf of Company for use in the registration statement or prospectus for

               Fund or in Fund sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Fund shares; or

                    (ii) arise out of, or as a result of, statements or
               representations or wrongful conduct of Underwriter, Fund or Sponsor or persons under their control, with respect to the sale or distribution of the Contracts or Fund shares; or

                    (iii) arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, or sales literature covering the Contracts, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon written information furnished to Company by or on behalf of Fund, Underwriter or Sponsor; or (iv) arise out of, or as a result of, any failure by Underwriter, Fund or Sponsor or persons under their control to provide the services and furnish the materials contemplated under the terms of this Agreement; or

                    (v) arise out of or result from any material breach of any representation and/or warranty made by Underwriter, Fund, Sponsor or persons under their control in this Agreement or arise out of or result from any other material breach of this Agreement by Underwriter, Fund, Sponsor or persons under their control;

as limited by and in accordance with the provisions of Sections 6.2(b) and 6.2(c) hereof. This indemnification provision is in addition to any liability which Sponsor, Underwriter or Fund may otherwise have.

     6.2(b) Underwriter shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or expenses to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations and duties under this Agreement or to Company, or to the extent of such Indemnified Party's negligence.

     6.2(c) Sponsor and Underwriter shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such

Indemnified Party shall have notified Sponsor, Underwriter or Fund in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify Sponsor, Underwriter or Fund of any such claim shall not relieve Sponsor, Underwriter or Fund from any liability which it may have to the Indemnified Party otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, Sponsor and Underwriter will be entitled to participate, at its own expense, in the defense thereof. Sponsor and Underwriter also shall be entitled to assume and to control the defense thereof. After notice from Sponsor or Underwriter to such Party of Sponsor's or Underwriter's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and Sponsor or Underwriter will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such Indemnified Party independently in connection with the defense thereof other than reasonable costs of investigation.

     6.2(d) The Indemnified Parties will promptly notify Sponsor, Underwriter or Fund of the commencement of any litigation or proceedings against them in connection with the issuance or sale of the Contracts or the operation of Account.

7.   Potential Conflicts

     7.1 The Directors will monitor Fund for any potential or existing material irreconcilable conflict of interest between the interests of the contract owners of all separate accounts investing in Fund, including such conflict of interest with any other separate account of any other insurance company investing in the Fund. An irreconcilable material conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretive letter, or any similar action by insurance, tax or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of Fund are being managed; (e) a difference in voting instructions given by variable annuity contract owners and variable life insurance contract owners or by contract owners of different life insurance companies utilizing Fund; or (f) a decision by Company to disregard the voting instructions of Owners. The Directors shall promptly inform Company, in writing, if they determine that an irreconcilable material conflict exists and the implications thereof.

     7.2 Company will promptly notify the Directors, in writing, of any potential or existing material irreconcilable conflicts of interest, as described in Section 7.1 above, of which it is aware. Company will assist the Directors in carrying out their responsibilities under any applicable provisions of the federal securities laws and/or any exemptive orders granted by the SEC ("Exemptive Order"), by providing the Directors, in a timely manner, with all information reasonably necessary for the Directors to consider any issues raised. This includes, but is not limited to, an obligation by Company to inform the Directors whenever Owner voting instructions are disregarded.

     7.3 If it is determined by a majority of the Directors, or a majority of disinterested Directors, that a material irreconcilable conflict exists, as described in Section 7.1 above, Company shall, at its own expense take whatever steps are necessary to remedy or eliminate the irreconcilable material conflict, up to and including, but not limited to: (1) withdrawing the assets allocable to some or all of the separate accounts from Fund and reinvesting such assets in a different investment medium, including (but not limited to) another fund managed by Sponsor, or submitting the question whether such segregation should be implemented to a vote of all affected Owners and, as appropriate, segregating the assets of any particular group that votes in favor of such segregation, or offering to the affected Owners the option of making such a change; and (2), establishing a new registered management investment company or managed separate account.

     7.4 (a) If a material irreconcilable conflict arises because a particular state insurance regulator's decision applicable to Company conflicts with the majority of other state regulators, then Company will withdraw the affected Account's investment in Fund and terminate this Agreement with respect to such Account within the period of time permitted by such decision, but in no event later than six months after the Directors inform Company in writing that it has determined that such decision has created an irreconcilable material conflict; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested Directors. Until the end of the foregoing period, the Underwriter and Fund shall continue to accept and implement orders by the Company for the purchase (and redemption) of shares of the Fund to the extent such actions do not violate applicable law.

          (b) If a material irreconcilable conflict arises because of Company's decision to disregard Owner voting instructions and that decision represents a minority position or would preclude a majority vote, Company may be required, at the Fund's election, to withdraw the Account's investment in the Fund. No charge or penalty will be imposed against the Account as a result of such withdrawal.

     7.5 For purposes of Sections 7.3 through 7.5 of this Agreement, a majority of the disinterested Directors shall determine whether any proposed action adequately remedies any irreconcilable material conflict. In no event will Fund, Sponsor or Underwriter be required to establish a new funding medium for any of the Contracts. Company shall not be required by Section 7.3 to establish a new funding medium for the Contracts if an offer to do so has been declined by vote of a majority of Owners affected by the irreconcilable material conflict. In the event that the Directors determine that any proposed action does not adequately remedy any irreconcilable material conflict, then Company will withdraw Account's investment in the Fund and terminate this Agreement as quickly as may be required to comply with applicable law, but in no event later than six (6) months after the Directors inform Company in writing of the foregoing determination, provided, however, that such withdrawal and termination shall be limited to the extent required by any such material irreconcilable conflict.

     7.6 If and to the extent that Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the Act or the rules promulgated thereunder with respect to mixed or shared funding (as defined in the Fund's Exemptive Order) on terms and conditions materially different from those contained in the Fund's Exemptive Order, then (a) the Fund and/or the Company, as appropriate, shall take such steps as may be necessary to comply with Rules 6e-2 and 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable; and (b) Sections 7.1, 7.2, 7.3 and 7.4 of this Agreement shall continue in effect only to the extent that terms and conditions substantially identical to such Sections are contained in such Rule(s) as so amended or adopted.

8.   Term and Termination

     8.1 The initial term of this Agreement shall be from the close of business November 15, 1996 through November 14, 1999. Unless terminated by a Party upon thirty (30) days' written notice to the other Party prior to November 14, 1999, this Agreement shall thereafter automatically renew from year to year, provided that either Party may terminate this Agreement without cause following the initial term upon six months' advance written notice to the other.

     8.2 Notwithstanding any other provision of this Agreement, Underwriter, Sponsor or Fund may terminate this Agreement for cause for any material breach by Company of any representation, warranty, covenant or obligation hereunder on not less than thirty (30) days' prior written notice to the Company, unless Company has cured such cause within thirty (30) days of receiving such notice.

     8.3 Notwithstanding any other provision of this Agreement, Company may terminate this Agreement for cause for any material breach by Underwriter or Fund of any representation, warranty, covenant or obligation hereunder on not less than thirty (30) days' prior written notice to

Underwriter and Fund unless Underwriter or Fund has cured such cause within thirty (30) days of receiving such notice.

     8.4 Notwithstanding any other provision of this Agreement, Company may terminate this Agreement by reasonable advance written notice to Fund and Underwriter with respect to Fund based upon Company's determination that shares of Fund are not reasonably available to meet the requirements of the Contracts.

     8.5 Notwithstanding any other provision of this Agreement, Company may terminate this Agreement by written notice to Fund and Underwriter with respect to Fund in the event any of Fund's shares are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as the underlying investment media of the Contracts issued or to be issued by Company.

     8.6 Notwithstanding any other provision of this Agreement, Company may terminate this Agreement by written notice to Fund and Underwriter with respect to Fund in the event that Fund ceases to qualify as a Regulated Investment Company under Subchapter M of the Code or under any successor or similar provision, or if the Company reasonably believes that the Fund may fail to so qualify.

     8.7 Notwithstanding any other provision of this Agreement, Company may terminate this Agreement by written notice to Fund and Underwriter with respect to Fund in the event that Fund fails to meet the diversification requirements specified in Paragraph 3.7.

     8.8 Notwithstanding any other provision of this Agreement, Company may terminate this Agreement by written notice to Fund and Underwriter, if Company shall determine, in its sole judgment exercised in good faith, that either Fund or Underwriter has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity.

     8.9 Notwithstanding any other provision of this Agreement, Company, Fund, Sponsor or Underwriter may terminate this Agreement upon the assignment of this Agreement unless such assignment is made with the written consent of each other Party.

     8.10 Notwithstanding any other provision of this Agreement, either Party may terminate this Agreement immediately and without cause if the other Party becomes insolvent, bankrupt or suffers some other financial impairment which materially adversely affects such other Party's performance under this Agreement.

     8.11 Notwithstanding the termination of this Agreement, each Party shall continue, for so long as any Contracts remain outstanding, to perform such of its duties hereunder as are necessary to ensure the continued tax-deferred status thereof and the payment of benefits thereunder, except to the extent proscribed by law, the SEC or other regulatory body.

9.   Notices

     Any notice shall be deemed sufficiently given when sent by registered or certified mail to the other Party at the address of such Party set forth below or at such other address as such Party may from time to time specify in writing to the other Party.

     If to Underwriter, Fund or Sponsor:

     William Tartikoff
     Calvert Group, Ltd.
     4550 Montgomery Avenue
     10th Floor, North
     Bethesda, Maryland  20814

     If to Company:

     Jeffrey P. Lammers
     Providian Corporation
     400 West Market Street
     Louisville, Kentucky 40202

     With a copy to:

     First Providian Life and Health Insurance Company
     520 Columbia Drive
     Johnson City, New York 13790
     Attention: Marketing Director

10.  Miscellaneous

     10.1 The captions in this Agreement are included for convenience of reference only and in no way affect the construction or effect of any provisions hereof.

     10.2 If any portion of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

     10.3 This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

     10.4 Each Party shall cooperate with each other Party and all appropriate governmental authorities (including, without limitation, the SEC, the NASD and state insurance and securities regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement.

     10.5 Each Party hereto grants to the other the right to audit its records relating to the terms and conditions of this Agreement upon reasonable notice during reasonable business hours in order to confirm compliance with this Agreement.

     10.6 The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

     10.7 Subject to the requirements of legal process and regulatory authority, the Fund and Underwriter shall treat as confidential the names and addresses of the owners of the Contracts and all information reasonably identified as confidential in writing by the Company hereto and, except as permitted by this Agreement, shall not disclose, disseminate or utilize such names and addresses and other confidential information without the express written consent of the

Company until such time as it may come into the public domain.

     10.8 This Agreement or any of the rights and obligations hereunder may not be assigned by any party without the prior written consent of all parties hereto.

     10.9 In any dispute arising hereunder, each party waives its right to demand a trial by jury and hereby consents to a bench trial of all such disputes.

     10.10 The terms of this Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the Commonwealth of Kentucky; provided, however, that all performances rendered hereunder shall be subject to compliance with all applicable state and federal laws and regulations.

     10.11 This Agreement, including any Schedules and Exhibits hereto, represents the entire agreement among the parties hereto on the subject matter hereof and supersedes all prior discussions, agreements and understandings of every kind and nature between them. No modification of this Agreement shall be effective unless in writing and signed by the parties hereto.

     10.12  Sections 1, 2, 3, 4.1, 4.5, 4.6, 4.7, 4.8, 4.10, 6, 7, and 9 hereof shall survive termination of this Agreement for Contracts in force at the time the termination becomes effective, except that the further sale of Fund shares shall not be required to the extent such sales are proscribed by law, the SEC or other regulatory body.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date first set forth above.


                                Company:

                                FIRST PROVIDIAN LIFE AND HEALTH
                                   INSURANCE COMPANY

                                By:    /s/ Gregory J. Garvin
                                     -----------------------


                                Fund:

                                ACACIA CAPITAL CORPORATION


                                By:    /s/ William M. Tartikoff
                                     --------------------------


                                Underwriter:

                                CALVERT DISTRIBUTORS, INC.


                                By:    /s/ William M. Tartikoff
                                     --------------------------


                                Sponsor:

                                CALVERT GROUP, LTD.


                                By:    /s/ William M. Tartikoff
                                     --------------------------

                                  EXHIBIT "A"


1.   Price Errors.
     ------------

          (a) In the event adjustments are required to correct any error in the computation of the net asset value of Fund shares or dividends or capital gains distributions, Fund or Sponsor shall promptly notify Company after discovering the need for any adjustments to Account. Notification shall be written or via direct or indirect systems access. Any such letter shall be written on Fund or Sponsor letterhead and must state for each day for which an error occurred the incorrect price, the correct price, and, to the extent communicated to the Fund's shareholder, the reason for the price change. Fund and Sponsor agree that Company may send this writing, or derivation thereof (so long as such derivation is approved in advance by Fund or Sponsor, which approval shall not be unreasonably withheld) to Owners that are affected by the price change.

          (b) If a Separate Account subaccount received amounts in excess of the amounts to which it otherwise would have been entitled prior to an adjustment for an error, Company, when requested by Fund or Sponsor, will make a good faith attempt to collect such excess amounts from the accounts of the Owners. In no event, however, shall Company be liable to Fund or Sponsor for any such amounts.

          (c) If an adjustment is to be made in accordance with subsection 1(a) above to correct an error which has caused a Separate Account subaccount to receive an amount less than that to which it is entitled, Fund and/or Sponsor shall make all necessary adjustments (within the parameters specified in subsection 1(a)) to the number of shares owned in such Separate Account subaccount and, to the extent of any underpayment, distribute to Company the amount of such underpayment for credit to the accounts of the Owners.

2. Purchase and Redemption Orders. On each Business Day, the Company shall aggregate and calculate the net purchase and redemption orders for each Separate Account subaccount for shares of the Fund that it received prior to 4:00 p.m., Eastern time, (i.e., the close of trading) and communicate to Fund or Sponsor by facsimile (or by such other means as the parties hereto may agree to in writing), the net aggregate purchase or redemption order (if any) for each applicable Separate Account subaccount for such Business Day. (Such Business Day is sometimes referred to herein as the "Trade Date.") The Separate Account subaccount will communicate such orders to Fund prior to 11:00 a.m., Eastern time, on the next business day following the Trade Date. All trades communicated to Fund or Sponsor by the foregoing deadlines shall be treated by Fund or Sponsor as if they were received by them prior to 4:00 p.m., Eastern time, on the Trade Date. Dividends and capital gains distributions shall be reinvested in additional shares the next business day following the distribution date. Fund or Sponsor will confirm to the Company in writing by 2:00 p.m. on the Trade Date the share and dollar purchase and redemption orders processed that day, as well as the ending share balance.

3.  Settlement of Transactions.
    --------------------------

          (a) Purchases. Company will use its best efforts to transmit the purchase price of each purchase order to Fund or Sponsor in accordance with written instructions provided by Fund or Sponsor to the Trustee for the Fund by wire transfer initiated prior to 2:30 p.m. Eastern time, on the next business day following the Trade Date. Should Company need to extend the purchase on a trade, it will immediately contact Fund or Sponsor to discuss the extension.

          (b) Redemptions. Fund or Sponsor will use its best efforts to transmit to Company the proceeds of all redemption orders placed by Company by 12:00 p.m., Eastern time, on the Business Day following the Trade Date by wire transfer on such Business Day. Should Fund or Sponsor need to extend the settlement on a trade, it will immediately contact Company to discuss the extension. Sponsor agrees that if it fails to wire the proceeds to Company within the time period required by the 1940 Act, it will indemnify and hold harmless Company from any liabilities, costs and damages it may suffer as a result of such failure.

          Redemption wires should be sent to:

               Bankers Trust Company
               New York, New York
               ABA # 021001033 Credit to Providian Corp.
               For Further Credit to Account
               Number 00-154-974

          Fax supplements should be sent to:

               AIG Financial Department
               (502)560-2390
               ATTN: Robin Hayes